UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2013

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.
Bonneville Power Administration Reimbursement and Reardan Wind Generation Project Costs
On May 9, 2013, the Washington Utilities and Transportation Commission (UTC) approved Avista Corporation's (Avista Corp. or the Company) Petition for an order authorizing certain accounting and ratemaking treatment related to two issues. The first issue relates to transmission revenues associated with a settlement between Avista Corp. and the Bonneville Power Administration (Bonneville), whereby Bonneville reimbursed the Company $11.7 million for Bonneville's past use of Avista Corp.'s transmission system. The second issue relates to $4.3 million of costs Avista Corp. incurred over the past several years for the development of a wind generation project site near Reardan, Washington. The UTC authorized Avista Corp. to retain $7.6 million of the Bonneville settlement payment, representing the entire portion of the settlement allocable to the Company's Washington business. However, this amount will be deemed to first reimburse the Company for the $2.6 million of Reardan project costs that are allocable to the Company's Washington business, leaving $5.0 million to be retained for the benefit of shareholders.
Bonneville has agreed to pay approximately $0.3 million monthly for the future use of Avista Corp.'s transmission system. Avista Corp. will separately track and defer for the customers' benefit, the Washington portion of these future payments in 2013 and 2014 ($2.1 million annually), and will implement a one-year $4.2 million rate decrease for customers effective January 1, 2014 to partially offset the Company's electric general rate increase effective January 1, 2014. To the extent actual revenues from Bonneville in 2013 and 2014 differ from those refunded to customers in 2014, the difference will be added to or subtracted from the Energy Recovery Mechanism balance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	May 14, 2013	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer